Exhibit 10.03

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of March 14, 2017 by and among ACM Research, Inc. (“ACM”), ACM Research (Shanghai), Inc., a wholly owned subsidiary of ACM (“ACM Shanghai”), and Shengxin (Shanghai) Management Consulting Limited Partnership (“SMC”).

RECITALS

A. Contemporaneously with the execution and delivery of this Agreement, (i) SMC is delivering to ACM Shanghai 20,123,500 Chinese Renminbi (“RMB”) for investment in ACM Shanghai (the “Investment”), (ii) ACM is issuing to SMC a warrant to purchase 1,192,504 shares (the “Warrant Shares”) of Class A Common Stock of ACM, US$0.0001 par value per share (the “Warrant”), which shall be in the form attached as EXHIBIT A to this Agreement, and (iii) SMC is entering into ACM’s Registration Rights Agreement dated as of March 10, 2017 (the “Registration Rights Agreement”), pursuant to which ACM will grant to SMC certain incidental, or piggyback, rights to offer and sell any or all of the Warrant Shares pursuant to a registration statement filed under the U.S. Securities Act of 1933.

B. ACM Shanghai and SMC wish to provide terms pursuant to which (i) in the event SMC exercises the Warrant in accordance with its terms, ACM Shanghai will repay the Investment to SMC, (ii) if SMC does not exercise the Warrant, ACM Shanghai will issue an equity interest to SMC in full satisfaction of the Investment, or (iii) if ACM Shanghai is precluded from issuing such equity interest to SMC as described below, ACM Shanghai will repay the Investment to SMC.

In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Investment. Contemporaneously with the execution and delivery of this Agreement, SMC is delivering the Investment by transmission of a wire transfer to a bank account designated by ACM Shanghai.

2. Warrant. Contemporaneously with the execution and delivery of this Agreement, ACM and SMC are executing and delivering:

(a)	the Warrant, which shall be exercisable to purchase the Warrant Shares for an aggregate amount in United States dollars (“US$”) of $2,981,259.26; and

(b)	an adoption agreement to the Registration Rights Agreement (the “RRA Adoption Agreement”) pursuant to which SMC shall become a “Holder” under the Registration Rights Agreement with respect to any Warrant Shares acquired by SMC.

3. Issuance of Acquired Equity Interest Upon Warrant Termination.

3.1 Issuance Condition and Acquired Equity Interest. If and only if SMC does not exercise the Warrant by May 17, 2023, ACM Shanghai shall issue to SMC, in full satisfaction of the Investment, a percentage (the “Acquired Equity Interest”) of the equity interests of ACM Shanghai (collectively, the “Subsidiary Equity Interests”) equal to, immediately after the Share Closing:

Acquired Equity Interest =	3.7769%
	103.7769% +	Z
		1-Z

where “Z” is the net increase or decrease in Subsidiary Equity Interests between March 1, 2017 and the Share Closing, based on any additional Subsidiary Equity Interests issued, net of any Subsidiary Equity Interests redeemed or repurchased, by ACM Shanghai during that period. For purposes of clarity, and only as examples, if during the period from March 1, 2017 to the Share Closing (a) ACM Shanghai were to issue new Subsidiary Equity Interests representing 20% of the Subsidiary Equity Interests as of immediately before the Share Closing, the Acquired Equity Interest issuable to SMC would be 2.9329% (where “Z” equals 20%) and (b) ACM Shanghai did not issue, redeem or repurchase any Subsidiary Equity Interests, the Acquired Equity Interest issuable to SMC would be 3.6394% (where “Z” equals 0%).

3.2 Share Closing.

(a) Subject to the satisfaction (or waiver) of each of the conditions set forth in Sections 3.3 and 3.4, the application of the Investment to acquire the Acquired Equity Interest (the “Share Closing”) shall take place at the corporate headquarters of ACM Shanghai at such time and on such date after May 17, 2023 as the parties mutually agree, but in no event later than August 17, 2023.

(b) At the Share Closing, (i) ACM Shanghai shall deliver the Acquired Equity Interest to SMC and (ii) SMC shall deliver to ACM Shanghai, to the extent ACM Shanghai responsibly requests, evidence as to the cancellation of the Investment and a letter of representations and other documentation as necessary or desirable to affirm compliance with applicable securities laws in connection with the issuance of the Acquired Equity Interest.

3.3 Conditions to ACM Shanghai’s Obligation. The obligation of ACM Shanghai to deliver the Acquired Equity Interest to SMC at the Share Closing is subject to the fulfillment, at or before the Share Closing, of each of the following conditions, unless otherwise waived:

(a) ACM Shanghai shall have received the Required Equity Approval (as defined in Section 6.1), which shall remain in effect as of the Share Closing.

(b) SMC shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement, including Section 3.2(b)(ii), that are required to be performed or complied with by SMC as of or before the Share Closing.

(c) All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful purchase and sale of the Acquired Equity Interest pursuant to this Agreement shall have been obtained and be effective as of the Share Closing.

3.4 Conditions to SMC’s Obligations at Share Closing. The obligation of SMC to acquire the Acquired Equity Interest from ACM Shanghai at the Share Closing in full satisfaction of the Investment is subject to the fulfillment, on or before the date of the Share Closing, of each of the following conditions, unless otherwise waived:

(a) The representations and warranties of ACM Shanghai contained in Section 6 shall be true and correct in all material respects as of the Share Closing.

(b) ACM Shanghai shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement, including Section 3.2(b)(i), that are required to be performed or complied with by ACM Shanghai as of or before the Share Closing.

(c) All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Acquired Equity Interest pursuant to this Agreement shall have been obtained and be effective as of the Share Closing.

4. Repayment of Investment.

4.1 Repayment Conditions and Amount. If either:

(a)	SMC exercises the Warrant in accordance with its terms or

(b)	SMC does not exercise the Warrant by May 17, 2023 and the Share Closing is not completed by August 17, 2023 due to noncompliance with Section 3.3(a), 3.3(c) or 3.4(c),

then ACM Shanghai shall pay to SMC, in full satisfaction of the Investment, an amount in RMB (the “Repayment Amount”) equal to US$2,981,259.26 multiplied by the lesser of (i) 6.75 and (ii) the average of the RMB Exchange Rates for the second, third and fourth business days preceding the Repayment Closing (as defined in Section 4.2(a)). For purposes of this Agreement, the term “RMB Exchange Rate” means, with respect to a specified date, the RMB-to-US$ exchange rate, as reported by safe.gov.cn, for such date.

4.2 Repayment Closing.

(a) Subject to Section (c), the payment of the Repayment Amount pursuant to Section 4.1 (the “Repayment Closing”) shall be made at such time and on such date as the parties mutually agree, but in no event later than (i) the sixtieth day following the date of exercise of the Warrant or (ii) July 17, 2023, if the Warrant was not exercised by May 17, 2023.

(b) At the Repayment Closing, ACM Shanghai shall pay to SMC the aggregate purchase price set forth in Section 4.1 by transmission of a wire transfer to a bank account designated by SMC.

(c) The obligation of ACM Shanghai to pay the Repayment Amount to SMC at the Repayment Closing shall be subject to the requirement that all authorizations, approvals and permits of any governmental authority or regulatory body that are required in connection with such payment shall have been obtained and be effective as of the Repayment Closing.

5. Representations and Warranties of ACM. ACM hereby represents and warrants to SMC as of the date hereof as follows:

5.1 Organization and Good Standing. ACM is as of the date of this Agreement, and shall be as of any Repayment Closing, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization. All corporate action required to be taken to authorize ACM to enter into and perform this Agreement, including the issuance of the Warrant and the execution of the RRA Adoption Agreement, has been taken as of the date of this Agreement and shall remain in effect as of any Repayment Closing. Each of this Agreement, the Warrant and the Registration Rights Agreement constitutes a valid and legally binding obligation of ACM, enforceable against ACM in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Capitalization. As of the date of this Agreement,

(a) As of March 1, 2017, the capital stock of ACM consisted of three classes, each having a par value of $0.0001 per share, as follows:

(i)	100,000,000 shares were designated as Class A Common Stock, of which 8,031,820 shares were issued and outstanding;

(ii)	7,303,533 shares were designated as Class B Common Stock, of which 7,229,148 shares were issued and outstanding; and

(iii)	22,797,996 shares of Preferred Stock, of which: (a) 385,000 shares were designated as Series A Preferred Stock, all of which were issued and outstanding; (b) 1,572,000 shares were designated as Series B Preferred Stock, all of which were issued and outstanding; (c) 1,400,000 shares were designated as Series C Preferred Stock, 1,360,962 shares of which were issued and outstanding; (d) 4,800,000 shares were designated as Series D Preferred Stock, 1,326,642 shares of which were issued and outstanding, (e) 10,718,530 shares were designated as Series E Preferred Stock, none of which were issued or outstanding; and (f) 6,000,000 shares were designated as Series F Preferred Stock, 3,663,254 shares of which were issued and outstanding.

As of March 1, 2017, (A) each share of Series A Preferred Stock, Series B Preferred Stock and Series F Preferred Stock was convertible into 1.0000 shares of Class A Common Stock, (B) each share of Series C Preferred Stock was convertible into 1.0631 shares of Class A Common Stock, and (C) each share of Series D Preferred Stock was convertible into 1.3686 shares of Class A Common Stock. The issuance of the Warrant will result in an increase in the number of shares of Class A Common Stock into which each share of Series D Preferred Stock is convertible. All of the outstanding shares of capital stock have been duly authorized and are fully paid and non-assessable. True and complete copies of the certificate of incorporation and the bylaws of ACM, each as currently in effect, have been provided to SMC.

(b) As of March 1, 2017, options to purchase a total of 2,928,000 shares of Class A common stock and 6,763,000 shares of Class B common stock had been granted by ACM and were outstanding, and an additional 2,726,340 shares of Class A common stock had been reserved, and were available for issuance, under ACM’s 2016 Omnibus Incentive Plan, a true and complete copy of which has been provided to SMC.

(c) As of March 1, 2017, ACM and one investor were discussing potential issuance of a warrant exercisable to purchase an aggregate of 4,998,508 shares of Series E Preferred Stock at an exercise price in US$ equal to RMB40,000,000 at the time of closing. If this warrant is issued, the holder will become party to the Registration Rights Agreement and the number of shares of Class A Common Stock into which each share of Series C Preferred Stock and Series D Preferred Stock is convertible will increase.

(d) As of March 1, 2017, ACM and one investor were discussing potential issuance of a warrant exercisable to purchase an aggregate of 800,000 shares of Class A Common Stock at an exercise price of US$2.50 per share. If this warrant is issued, the holder will become party to the Registration Rights Agreement and the number of shares of Class A Common Stock into which each share of Series D Preferred Stock is convertible will increase.

(e) As of March 1, 2017, there were no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements to purchase or acquire from ACM any shares of Class A Common Stock, Class B Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Class A Common Stock, Class B Common Stock or Preferred Stock, except for (i) the conversion privileges of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, (ii) the options described in Section 5.3(b), and (iii) the Warrant and the warrants described in Sections 5.3(c) and 5.3(d).

5.4 Governmental Consents and Filings. Assuming the accuracy of the representations made by SMC in Section 7, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of ACM in connection with the issuance of the Warrant as of the date hereof, except for filings pursuant to Regulation D of the U.S. Securities Act of 1933, which will be made by ACM in a timely manner.

5.5 Compliance with Other Instruments. ACM is not in violation or default (a) of any provision of its certificate of incorporation or bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to ACM, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of ACM. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of ACM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM.

5.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of ACM, threatened against or by ACM that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6. Representations and Warranties of ACM Shanghai. ACM Shanghai hereby represents and warrants to SMC that:

6.1 Authorization. All action required to be taken to authorize ACM Shanghai to enter into and perform this Agreement, including the issuance of the Acquired Equity Interest in accordance with Section3, has been taken as of the date of this Agreement and shall remain in effect as of the Share Closing or the Repayment Closing, as the case may be, provided that ACM Shanghai’s issuance and delivery of the Acquired Equity Interest to SMC at the Share Closing is subject to the approval of the equity holders of ACM Shanghai (the “Required Equity Approval ”). If SMC does not exercise the Warrant by May 17, 2023, ACM Shanghai shall thereafter use reasonable best efforts to obtain the Required Equity Approval. This Agreement constitutes as of the date of this Agreement, and shall constitute as of the Share Closing or the Repayment Closing, as the case may be, a valid and legally binding obligation of ACM Shanghai, enforceable against ACM Shanghai in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 Acquired Equity Interest. Subject to the receipt of the Required Equity Approval, all of the Acquired Equity Interest will be, upon issuance, validly authorized and issued, will not be issued in violation of any preemptive or similar rights of any equity holder of ACM Shanghai, and will be issued free and clear of all liens and charges.

6.3 Compliance with Other Instruments. ACM Shanghai is not in violation or default (a) of any provisions of its organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any Chinese or U.S. statute, rule or regulation applicable to ACM Shanghai, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of ACM Shanghai. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of ACM Shanghai or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM Shanghai.

6.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of ACM Shanghai, threatened against or by ACM Shanghai that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7. Representations and Warranties of SMC. SMC hereby represents and warrants to ACM that:

7.1 Authorization. All action required to be taken to authorize SMC to enter into and perform this Agreement, including the acquisition of the Warrant and the acquisition of the Acquired Equity Interest in accordance with Section 4, as applicable, has been take as of the date of this Agreement and shall remain in effect as of the Share Closing or the Repayment Closing, as the case may be. Each of (a) this Agreement as of the date hereof and as of the Share Closing or the Repayment Closing, as the case may be, (b) the Warrant as of the date hereof, and (c) the Registration Rights Agreement as of the date hereof constitutes and shall constitute a valid and legally binding obligation of SMC, enforceable against SMC in accordance with its respective terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.2 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of the People’s Republic of China is required on the part of ACM, ACM Shanghai or SMC in connection with the consummation of the transactions contemplated by this Agreement to be completed as of the date hereof or the Closing, except for filings by ACM with respect to the offering and sale of the Warrant and the Warrant Shares, which shall be the responsibility of ACM (subject to the accuracy of the representations made by SMC in this Section 7) and for such other actions as shall have been made by SMC in a timely manner as of the time of the Closing.

7.3 Compliance with Other Instruments. SMC is not in violation or default (a) of any provisions of its organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any Chinese or U.S. statute, rule or regulation applicable to SMC, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of SMC. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of SMC or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to SMC.

7.4 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of SMC, threatened against or by SMC that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.5 Purchase Entirely for Own Account. SMC is acquiring the Warrant for investment for its own account, not as a nominee or agent and not with a view to the resale or distribution of any interest in the Warrant. SMC has no present intention of selling, granting any participation in or otherwise distributing any interest in the Warrant. SMC does not presently have any contract, undertaking, agreement or arrangement with any individual or entity to sell, transfer or grant participations to either such individual or entity or any third party, with respect to the Warrant.

7.6 Disclosure of Information. SMC has had an opportunity to discuss with ACM’s management the business, management and financial affairs of ACM and ACM Shanghai and the terms and conditions of the offering of the Warrant, and SMC has had an opportunity to review ACM Shanghai’s facilities. The foregoing, however, does not limit or modify the representations and warranties of ACM in Section 5 of this Agreement or the right of SMC to rely thereon.

7.7 Restricted Securities. SMC understands that the Warrant has not been, and will not be, registered under the U.S. Securities Act, by reason of a specific exemption from the registration provisions of the U.S. Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of SMC’s representations as expressed in this Section 7. SMC understands that the Warrant is, and the Warrant Shares will be, “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to those laws, SMC must hold the Warrant, the Warrant Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, including a transfer outside of the United States in an offshore transaction in compliance with Rule 904 under the U.S. Securities Act of 1933 (if applicable). SMC acknowledges that ACM has no obligation to register or qualify for resale the Warrant or, except as set forth in the Registration Rights Agreement, the Warrant Shares. SMC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Warrant, and on requirements relating to ACM that are outside of SMC’s control and that ACM is under no obligation, and may not be able, to satisfy.

7.8 No Public Market. SMC understands that no public market now exists for the Warrant, the Warrant Shares or the Acquired Equity Interest, and that ACM has made no assurances that a public market will ever exist for the Warrant, the Warrant Shares or the Acquired Equity Interest, and that the Warrant, the Warrant Shares and the Acquired Equity Interest may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth herein.

7.9 Legends. SMC understands that the Warrant and any securities issued in respect of the Warrant may be notated with the following legend, together with any other legend required by the securities laws of any state to the extent such laws are applicable to the Warrant represented by the certificate, instrument, or book entry so legended:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.”

7.10 Investor Status. SMC (a) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933 and (b) is not a U.S. person as defined in Regulation S under the U.S. Securities Act of 1933 and the Warrant has not been offered or sold within the United States as defined under the U.S. Securities Act of 1933. At the time of the origination of discussion regarding the offer and sale of the Acquired Equity Interest and the date of the execution and delivery of this Agreement, the Purchaser was at all times outside of the United States. SMC has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to receive the Warrant or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Warrant, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Warrant, and (v) SMC’s receipt and continued beneficial ownership of the Warrant will not violate any applicable securities or other laws of SMC’s jurisdiction.

7.11 No General Solicitation. Neither SMC, nor any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly (a) engaged in any general solicitation or (b) published any advertisement in connection with the offering and issuance of the Warrant.

8. Miscellaneous.

8.1 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of each party contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other parties.

8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt and: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6. If notice is given to ACM or ACM Shanghai, a copy shall also be sent to Mark L. Johnson at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

8.7 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.8 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

8.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or default under this Agreement, or any waiver on the part of a party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

8.11 Entire Agreement. This Agreement, together with the Registration Rights Agreement and the Warrant, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.12 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the U.S. District

Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the U.S. District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE WARRANT, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO
	Address:	42307 Osgood Road, Suite I Fremont, CA 94539 USA

ACM RESEARCH (SHANGHAI), INC.

By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO
	Address:	Building 4, No.1690 Cai Lun Road Zhangjiang High Tech Park Shanghai, P.R. China 201203

SHENGXIN (SHANGHAI) MANAGEMENT CONSULTING LIMITED PARTNERSHIP

By:	/s/ Jian Wang
Name: Jian Wang
Title: General Partner
	Address:	Rm. 210-32, 2nd Fl., Building 1, 38 Debao Rd. Pilot Free Trade Zone Shanghai, China.

EXHIBIT A

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN

ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES

ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE

ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE

REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.

ACM RESEARCH, INC.

WARRANT TO PURCHASE CLASS A COMMON STOCK

Certificate No. A-2	Original Issue Date: March 14, 2017

FOR VALUE RECEIVED, ACM Research, Inc., a Delaware corporation (the “Company”), certifies that Shengxin (Shanghai) Management Consulting Limited Partnership or its registered assigns (the “Holder”) is entitled to purchase from the Company a total of 1,192,504 shares (the “Warrant Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (“Class A Shares”), at a purchase price per share of $2.50 (subject to adjustment as provided in this Warrant, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means $2,981,259.26.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any day on which either the Federal Reserve Bank of New York or the Federal Reserve Bank of San Francisco is closed.

“Exercise Period” has the meaning set forth in Section 2.

“IPO” means the initial public offering of Class A Shares pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission.

“Original Issue Date” means the Original Issue Date set forth above.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

This “Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

2. Term. This Warrant may be exercised on any Business Day during the period (the “Exercise Period”) beginning immediately after the closing of the IPO and ending as of 5 P.M., Eastern daylight saving time, on May 17, 2023.

3. Exercise.

(a) Manner of Exercise. This Warrant may be exercised, on one occasion, in either of the following manners:

(i) Cash Exercise. The Holder may exercise this Warrant for all, but not less than all, of the Warrant Shares by (i) surrendering this Warrant to the Company at the Company’s then principal executive offices and (ii) paying the Aggregate Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company.

(ii) Cashless Exercise. The Holder may exercise this Warrant in full by instructing the Company to withhold, in payment of the Aggregate Exercise Price, a number of Warrant Shares then issuable upon exercise of this Warrant equal to the quotient (rounded upward to the nearest whole share) of (A) the Aggregate Exercise Price divided by (B) the average of the closing prices of the Class A Shares for the five trading days immediately preceding the date of exercise.

(b) Delivery of Stock Certificates. Upon compliance by the Holder with the provisions of Section 3(a), the Company shall, within ten Business Days following the Exercise Time, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate representing (i) in the case of an exercise in accordance with Section 3(a)(i), all of the Warrant Shares or (ii) in the case of an exercise in accordance with Section 3(a)(ii), all of the Warrant Shares not withheld in payment of the Aggregate Exercise Price. The stock certificate so delivered shall be registered in the name of the Holder or, subject to compliance with Section 9, such other Person’s name as shall be designated by the Holder in writing. This Warrant shall be deemed to have been exercised and such certificate representing Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of 5 P.M., Eastern time, on the date of exercise.

(c) Representations of the Company. With respect to the exercise of this warrant, the Company represents, covenants and agrees:

(i)	this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant will be upon issuance, duly authorized and validly issued;

(ii)	at all times during the Exercise Period, the Company will reserve and keep available out of its authorized but unissued Class A Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant; and

(iii)	the Warrant Shares will be, upon issuance, and the Company will take all such actions as may be necessary or appropriate in order that the Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

4. Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

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(a) Dividend, Distribution, Subdivision or Combination of Class A Shares. If the Company shall, at any time or from time to time after the Original Issue Date:

(i)	pay a dividend or make any other distribution upon any capital stock of the Company payable either in Class A Shares or in securities that are convertible into Class A Shares without payment of any consideration; or

(ii)	subdivide (by any stock split, recapitalization or otherwise) outstanding Class A Shares into a greater number of shares;

the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) outstanding Class A Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(b) Reorganization, Reclassification, Consolidation or Merger. In the event of any:

(i)	capital reorganization of the Company;

(ii)	reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares);

(iii)	consolidation or merger of the Company with or into another Person;

(iv)	sale of all or substantially all of the Company’s assets to another Person; or

(v)	other similar transaction (other than any such transaction covered by Section 4(a)),

in each case that entitles the holders of Class A Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Class A Shares, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the Warrant Shares as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Class A Shares reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares without

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regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets that, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect, prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(b).

(c) Certificate as to Adjustment. The Company shall furnish to the Holder:

(i)	within ten Business Days following any adjustment of the Exercise Price, a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof; and

(ii)	within ten Business Days following receipt by the Company of a written request by the Holder, a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Warrant.

5. Restriction on Transfer of Warrant. Neither this Warrant nor any right of the Holder under this Warrant is transferable by the Holder without the prior written consent of the Company.

6. Lock-Up.

(a) The Holder agrees that it will not, without the prior written consent of the lead managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the lead managing underwriter of the IPO (such period not to exceed 180 calendar days, except that, to the extent requested by the lead managing underwriter to accommodate regulatory restrictions of the Financial Industry Regulatory Authority or any applicable securities exchange relating to the publication or other distribution of research reports or analyst recommendations and opinions, such period may be extended to a total of 215 calendar days), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company held immediately prior to the effectiveness of the registration statement for the initial public offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such capital stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6(a) shall not apply to the sale of any shares to an underwriter in an initial public offering, and shall only be applicable to the Holder if all directors of the Company (other than a director

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designated by the Holder or its affiliates) enter into similar arrangements. The underwriters in connection with the initial public offering are intended third-party beneficiaries of this Section 6(a) and shall have the right, power and authority to enforce the provisions of this Warrant as though they were a party to this Warrant. The Holder further agrees, if requested by the underwriters of the initial public offering, to execute an agreement that is consistent with this Section 6(a) or that is necessary to give further effect to this Warrant.

(b) In order to enforce the covenant set forth in Section 6(a), the Company may impose stop-transfer instructions with respect to the shares of capital stock of the Company held by the Holder (and transferees and assignees of the Holder) until the end of such restricted period.

7. Not Deemed Stockholder. Prior to the issuance of the Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

8. Replacement on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu of this Warrant, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed, provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation

9. Compliance with Securities Laws. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise of this Warrant except under circumstances that will not result in a violation of the Securities Act of 1933 or of the securities laws of any other applicable jurisdiction. All Warrant Shares shall be stamped or imprinted with a legend in substantially the following forms:

THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.

THE COMPANY HAS MORE THAN ONE CLASS OF STOCK AUTHORIZED TO BE ISSUED. THE COMPANY WILL FURNISH WITHOUT CHARGE TO THE HOLDER UPON WRITTEN REQUEST A COPY OF THE FULL TEXT OF THE PREFERENCES, VOTING POWERS, QUALIFICATIONS AND SPECIAL AND RELATIVE RIGHTS OF THE SHARES OF EACH CLASS OF STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY AS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE COMPANY.

10. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration and any transfers of this Warrant. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

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11. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications in connection or accordance with this Warrant shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the tenth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(a)).

If to the Company:	ACM Research, Inc. 42307 Osgood Road Suite I Fremont, CA 94539 E-mail: min.xu@acmrcsh.com Attention: Chief Financial Officer

with a copy to:	K&L Gates LLP One Lincoln Street Boston, MA 02111 E-mail: mark.johnson@klgates.com Attention: Mark L. Johnson

If to the Holder:	Shengxin (Shanghai) Management Consulting Limited Partnership Rm. 210-32, 2nd Fl. Building 1, 38 Debao Rd., Pilot Free Trade Zone, Shanghai,China E-mail: jian.wang@acmrsch.com Attention: Jian Wang

(b) Entire Agreement. This Warrant, together with the Securities Purchase Agreement, dated as of the Original Issue Date, between the Company and the Holder, constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained in this Warrant, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(c) Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) Amendment and Modification; Waiver. Except as otherwise provided in this Warrant, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions of this Warrant shall be effective unless explicitly set forth in writing and signed

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by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege of this Warrant preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Successors and Assigns. This Warrant and the rights evidenced by this Warrant shall be binding upon and shall inure to the benefit of the parties to this Warrant and the successors of the Company and the successors and permitted assigns of the Holder. Each such successor or permitted assign of the Holder shall be deemed to be the Holder for all purposes of this Warrant.

(f) No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and its successors and the Holder and its successors and permitted assigns. Nothing in this Warrant, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

(g) Submission to Jurisdiction; Waiver of Jury Trial.

(i) Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated by this Warrant may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in this Warrant shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

(h) Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(i) Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

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(ii)	any references herein to a Section refer to a Section of this Agreement, unless specified otherwise;

(iii)	the words “include,” “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(iv)	the word “or” is not exclusive;

(v)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(vi)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(vii)	unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(viii)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(j) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but both of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

ACM RESEARCH, INC.

By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO

Accepted and agreed: SHENGXIN (SHANGHAI) MANAGEMENT CONSULTING LIMITED PARTNERSHIP

BY: Jian Wang, General Partner

BY:	/s/ Jian Wang
Name: Jian Wang
Title: General Partner

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